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                                                                    Exhibit 99.1

ALLEGHANY ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING OF COMMON STOCK OF DARWIN PROFESSIONAL UNDERWRITERS

         NEW YORK, NY, May 18, 2006 -- Alleghany Corporation (NYSE-Y) today announced that its subsidiary, Darwin Professional Underwriters, Inc. ("Darwin"), has priced its initial public offering of 5,217,391 shares of common stock at $16.00 per share (the "IPO"). Gross proceeds from the IPO are expected to be approximately $83.5 million and net proceeds are expected to be approximately $74.9 million. All of the proceeds of the IPO, after deduction of underwriting discounts and commissions and payment of offering expenses, will be used to reduce Alleghany's equity interest in Darwin. After the IPO, Alleghany will continue to hold a majority ownership interest in Darwin.

         The shares of Darwin's common stock will be listed on NYSE Arca, Inc. and will trade under the symbol "DR" beginning May 19, 2006. The underwriters have an option to purchase up to an additional 782,609 shares to cover over-allotments, if any.

         The joint book-running managers for the IPO are Merrill Lynch & Co. and Credit Suisse Securities (USA) LLC. Copies of the final prospectus relating to this offering, when they are available, may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, FL 05, New York, NY 10080, or Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

         Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of RSUI Group, Inc., Capitol Transamerica Corporation and Darwin) in the property and casualty insurance business. Darwin is a specialty insurance group focused on the professional liability insurance market and in particular on the directors and officers ("D&O"), errors and omissions ("E&O") and medical malpractice liability lines.

         This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Alleghany and by Darwin with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.

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